Exhibit 99.1
WIRELESS AGE ANNOUNCES NOVEMBER REVENUES AND RETIREMENT OF DEBT

TORONTO, ONTARIO - December 2, 2008 – Wireless Age Communications, Inc. ("Wireless Age" or the “Company") (OTCBB: WLSA), today announced that unaudited consolidated revenues from continuing operations for November 2008 were approximately CAD$2,128,000. November consolidated year-to-date revenues from continuing operations were CAD$22,916,000, representing an increase of 25 % year-over-year.

Retail segment revenues for November 2008 were CAD$1,985,000. Commercial segment revenues in the same month, after adjusting for discontinued prepaid card revenues in the prior year, totalled CAD$143,000. Year-to-date retail segment revenues of CAD$20,385,000 have grown 24% over the previous year, while year-to-date commercial segment revenues from continuing operations have increased by 9% to CAD$2,531,000.

The Company is also pleased to announce that all indebtedness owed to its senior secured asset based lender has been repaid.

As previously announced on October 29, 2008, the Company and Newlook Industries Corp. (“Newlook”, the Company’s controlling shareholder) entered into an agreement with Wireless Age’s Saskatchewan cellular network services provider, pursuant to which amounts owed by the network services provider to the Company’s subsidiary Wireless Age Communications Ltd. would be transferred directly to the senior secured asset-based lender when the amount accrued equaled its indebtedness.

On November 26, 2008, the network service provider transferred CAD$2,524,986 to the asset-based lender on behalf of Wireless Age and Newlook as full and complete satisfaction of all amounts owed by the parties to the lender. As part of the transaction, the network services provider received a first charge security position in the assets of the Company’s subsidiaries Wireless Age Communications Ltd. and Wireless Source Distribution Ltd.

John G. Simmonds, Wireless Age CEO stated, "After considering the current state of the economy and the effect it may have on our operations, we felt that retiring a high-interest debt facility was in the best interests of the Company.” He added. “During the month of November we acquired 15,300 shares of our own common stock under the 10b-18 share repurchase plan and year-to-date we have now acquired 1,609,350 shares at an average price of $0.27 per share.”

About Wireless Age

Wireless Age Communications, through its 99.7% owned subsidiary, Wireless Age Communications Ltd., is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. Through its other wholly owned subsidiary, Wireless Source Distribution Ltd., the company distributes two-way radio products and wireless accessories in Canada.

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast sales and control expenses, especially on a quarterly basis; unexpected decline in sales without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age SEC filings. Wireless Age undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age's SEC filings.
For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223
or
Andrew Barwicki
Investor Relations
516-662-9461